Exhibit 99.1

1680 Capital One Drive McLean, VA 22102-3491
FOR IMMEDIATE RELEASE: February 15, 2005
Contacts: Mike Rowen Julie Rakes
V.P., Investor Relations Manager, External Communications
(703) 720-2455 (804) 284-5800

Capital One Announces Successful

Remarketing Of Senior Notes Due 2007

McLean, Va. (February 15, 2005) - Capital One Financial Corporation (NYSE: COF) announced today the successful remarketing of approximately $704.5 million aggregate principal amount of its 6.25 percent Senior Notes due 2007. As a result of the remarketing, the annual interest rate on the Senior Notes was reset to 4.738 percent, paid quarterly, effective Feb. 17, 2005. The Senior Notes were sold to investors at a price of 101.500 percent of the principal amount. The Senior Notes no longer form part of Capital One’s Upper DECS (NYSE: COFPRC). The remarketing was conducted pursuant to the terms of the Upper DECS and is scheduled to close on Feb. 17, 2005.

The remarketing was conducted on behalf of Upper DECS holders who did not opt out of the remarketing. Proceeds from the remarketing of the Senior Notes will be used to purchase U.S. Treasury securities that will be pledged to secure the stock purchase obligations of the participating Upper DECS holders. Holders of record on February 16, 2005 of the outstanding Upper DECS whose Senior Notes participated in the remarketing will receive, on or about February 17, 2005, the remaining proceeds from the remarketing (after deduction of the remarketing fee and the purchase price of the portfolio of U.S. Treasury securities) in an amount equal to $0.126 per Upper DECS.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a bank holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products and Capital One Auto Finance, Inc., offers automobile and other motor vehicle financing products. Capital One’s subsidiaries collectively had 48.6 million accounts and $79.9 billion in managed loans outstanding as of December 31, 2004. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

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